UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Koop, Gerald O.

   c/o Creative Socio-Medics Corp.
   146 Nassau Avenue
   Islip, NY  11751
2. Date of Event Requiring Statement (Month/Day/Year)
   June 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Netsmart Technologies, Inc.
   NTST
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock, par value $.01 per share     |60,717                |                |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option            |*        |06/30/03 |Common Stock, par value|18,000   |$.50      |D            |                           |
                        |         |         | $.01 per share        |         |          |             |                           |
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Stock Option            |*        |06/30/03 |Common Stock, par value|90,000   |$.50      |D            |                           |
                        |         |         | $.01 per share        |         |          |             |                           |
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Stock Option            |**       |12/00    |Common Stock, par value|5,953    |$.345     |D            |                           |
                        |         |         | $.01 per share        |         |          |             |                           |
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
Explanation of Responses:
* These options are granted pursuant to the Company's 1993 Long-Term Incentive Plan, a 16b-3 plan, and are exercisable in
installments.
** The options became exercisable prior to the date of event requiring this statement.
SIGNATURE OF REPORTING PERSON
/s/ Gerald O. Koop
DATE
July 21, 1998